EXHIBIT 10.S
FY06 Executive Incentive Plan
1.	Purpose: The FY06 Executive Incentive Plan (the”FY06 Plan”) is designed to reward key management employees for achieving certain financial and business objectives.

2.	Plan Period: The FY06 Plan covers the period from October 1, 2005 through September 29, 2006.

3.	Eligibility: This program applies to the Chief Executive Officer and his direct reporting senior executives. Other key employees may be added based upon the recommendation of the Chief Executive Officer and subsequent approval of the Compensation Committee. Those employees not covered by this plan may be eligible for other programs established by Skyworks.

4.	Incentive Targets: Participants are eligible to earn a percentage of their base salary for attaining certain performance objectives. Nominal, target and stretch incentive awards have been established as follows (shown as a percentage of the participant’s base salary):

	Incentive At	Incentive At	Incentive At
Name	Nominal	Target	Stretch
CEO	30%	100%	200%
CFO, VP Sales, Business Unit General Managers	20%	60%	120%
Other VPs	20%	50%	100%
Special Participants	10%	40%	80%
5.	FY06 Metrics: The performance metrics for FY06 are as follows:

Measurement Criteria	Nominal	Target	Stretch
Corporate Revenue	REDACTED	REDACTED	REDACTED
Corporate Operating Income[1]	REDACTED	REDACTED	REDACTED
Corporate Gross Margin Note: GM Q4 Exit Rate	REDACTED	REDACTED	REDACTED
Quality (RMA$ reduction)[2]	REDACTED	REDACTED	REDACTED
The individual metrics on the prior page are for normal operations and any extraordinary events and/or charges will be brought to the Compensation Committee for review and approval.
Metrics will be weighted based on corporate performance for FY06 as follows:

[1]	After incentive.

[2]	Percent reduction in return material authorization (RMA) dollars relative to FY05 actual of $REDACTED.

		Corporate
	Corporate	Gross
	Operating	Margin	Corporate
Group	Income[3]	%[4]	Revenue[5]	Quality[6]
CEO, Finance, Legal, Investor Relations, Human Resources	40%	20%	20%	20%
Quality	30%	30%	N/A	40%
Operations	40%	40%	N/A	20%
Sales, Business Units	20%	20%	40%	20%
6.	How the Plan Works: Upon completion of the Fiscal Year, the Chief Executive Officer (“CEO”) will provide the Compensation Committee (“Committee”) with recommendations for incentive award payments for participants of the plan and will request approval of actual amounts to be paid to each participant. The Committee will determine the appropriate distribution of the authorized incentive pool based on input from the CEO.

7.	Administration: Actual performance between the Nominal and Target metrics will be paid on a linear sliding scale beginning at the Nominal percentage and moving up to the Target percentage. The same linear scale will apply for performance between Target and Stretch metrics. In order to fund the incentive plans and insure the overall Company’s financial performance, the following terms apply.
•	No incentive award will be paid unless the Company meets its Nominal operating income goal after accounting for any incentive award payments.

•	Skyworks’ CEO, subject to approval by the Compensation Committee, retains discretion to award above Stretch.
8.	Taxes: All awards are subject to federal, state, local and social security taxes. Payments under this Plan will not affect the base salary, which is used as the basis for Skyworks’ benefits program.

[3]	Total operating income, excluding interest and all other non-operating income and expenses such as foreign currency gain or loss.

[4]	Net revenue less cost of goods sold (manufacturing costs, license fees and obsolescence).

[5]	Net annual revenue.

[6]	Percent reduction in return material authorization (RMA) dollars.

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